UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 16, 2018

ION Geophysical Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	1-12691 (Commission file number)	22-2286646 (I.R.S. Employer Identification No.)

2105 CityWest Blvd, Suite 100
Houston, Texas 77042-2855
(Address of principal executive offices, including Zip Code)
(281) 933-3339
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
Third Amendment and Joinder to Revolving Credit and Security Agreement

On August 16, 2018, the Company and certain of its subsidiaries, as co-borrowers, the financial institutions party thereto, as lenders, and PNC Bank, National Association (“PNC”), as agent for the lenders, entered into that certain Third Amendment and Joinder to Revolving Credit and Security Agreement (the “Third Amendment”), dated as of August 16, 2018, amending the Revolving Credit and Security Agreement, dated as of August 22, 2014 (as previously amended by the First Amendment to Revolving Credit and Security Agreement, dated as of August 4, 2015 and the Second Amendment to Revolving Credit and Security Agreement, dated as of April 28, 2016, the “Credit Agreement”). The Third Amendment amends the Credit Agreement to, among other things:

•
extend the maturity date of the facility by approximately four years (from August 22, 2019 to August 16, 2023), subject to the Company’s retirement or extension of the maturity date of its second lien debt which currently matures on December 15, 2021;

•	increase the maximum revolver amount by $10.0 million (from $40.0 million to $50.0 million);

•
increase the borrowing base percentage of the net orderly liquidation value as it relates to the borrowers’ multi-client data library (not to exceed $28.5 million, up from the previous maximum of $15.0 million for the multi-client data library component);

•
include eligible billed receivables of GX Geoscience Corporation, S. De R.L. De C.V., a limited liability company (Sociedad de Responsibilidad Limitada de Capital Variable) organized under the laws of Mexico, and a subsidiary of the Company (the “Mexican Subsidiary”) up to a maximum of $5.0 million in the borrowing base calculation and join the Mexican Subsidiary as a borrower thereunder (with a maximum exposure of $5.0 million) and require the equity and assets of the Mexican Subsidiary to be pledged to secure obligations under the facility;

•
modify the interest rate such that the maximum interest rate remains consistent with the fixed interest rate prior to this amendment (that is, 3.00% per annum for domestic rate loans and 4.00% per annum for LIBOR rate loans), but will now lower in a range down to a minimum interest rate of 2.00% for domestic rate loans and 3.00% for LIBOR rate loans based on a leverage ratio for the preceding four-quarter period;

•
decrease the minimum excess borrowing availability threshold which (if the borrowers have minimum excess borrowing availability below any such threshold) triggers the agent’s right to exercise dominion over cash and deposit accounts; and

•
modify the trigger required to test for compliance with the fixed charges coverage ratio. The previous trigger to test for covenant compliance was tied to a total liquidity measure (liquidity less than $7.5 million for five consecutive days or $6.5 million on any given day), and was modified by adding a two-step process now based on (i) a minimum excess borrowing availability threshold (excess borrowing availability less than $6.25 million for five consecutive days or $5.0 million on any given day) and (ii) the amount of borrowers’ unencumbered cash maintained in a PNC deposit account (if less than the borrowers’ then-outstanding obligations).

The summary of the Third Amendment set forth above does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which is being filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above.

Item 9.01    Financial Statements and Exhibits

(d)    Exhibits.

Exhibit Number	Description

10.1	Third Amendment and Joinder to Revolving Credit and Security Agreement, dated as of August 16, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 21, 2018

ION GEOPHYSICAL CORPORATION

By:	/s/ Matthew Powers
Matthew Powers
Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Third Amendment and Joinder to Revolving Credit and Security Agreement, dated as of August 16, 2018.